As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-227024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALEXCO RESOURCE CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	91-0742812
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 1225, Two Bentall Centre, 555 Burrard Street, Box 216

Vancouver, British Columbia, V7X 1M9 Canada

(604) 633-4888

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.

Columbia Center, 701 Fifth Avenue, Suite 1600

Seattle, Washington 98104

(206) 903-5448

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202-5549 (303) 629-3400	Lucy Schilling DuMoulin Black LLP 10th Floor, 595 Howe Street Vancouver, British Columbia Canada V6C 2T5 (604) 602-6808

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 (333-227024) filed with the Commission on August 24, 2018 (the “Original Registration Statement”) to include the final short form base shelf prospectus filed with the Canadian securities commissions on the date hereof, relating to the future offering of securities of the Registrant in Canada and the United States.

The Registrant previously paid the registration fee of U.S.$4,775.20, in relation to the registration of up to U.S.$38,355,000 aggregate maximum offering price of securities with the Original Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM PROSPECTUS

New Issue	September 21, 2018

ALEXCO RESOURCE CORP.
Suite 1225, Two Bentall Centre, 555 Burrard Street,
Vancouver, British Columbia, V7X 1M9

CDN$50,000,000

COMMON SHARES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

Alexco Resource Corp. (the "Company" or "Alexco") may offer and issue from time to time, the securities listed above or any combination thereof with the aggregate initial offering price not to exceed Cdn$50,000,000 during the 25 month period that this short form base shelf prospectus (this "Prospectus"), including any amendments thereto, remains effective. The Company's securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement ("Prospectus Supplement").

The specific terms of the securities offered in a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of common shares, the number of common shares offered, the offering price and any other specific terms; (ii) in the case of warrants, the designation, number and terms of the securities issuable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the warrants are issued and any other specific terms; (iii) in the case of subscription receipts, the designation, number and terms of the securities issuable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of these numbers, any additional payments to be made to holders of subscription receipts upon satisfaction of the release conditions, the terms of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the subscription receipts, terms for the refund of all or a portion of the purchase price for the subscription receipts in the event that the release conditions are not met or any other specific terms; and (iv) in the case of units, the designation, number and terms of the common shares, warrants or subscription receipts comprising the units. A Prospectus Supplement may include specific variable terms pertaining to the above-described securities that are not within the alternatives or parameters set forth in this Prospectus.

All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains.

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This offering is made by a Canadian issuer that is permitted under a multijurisdictional disclosure system adopted by the United States and Canada ("MJDS") to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB") and may not be comparable to financial statements of United States companies. Such financial statements are subject to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission ("SEC") independence standards.

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective Investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the securities. See "Certain Income Tax Considerations" in this Prospectus.

The enforcement of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is existing under the laws of British Columbia, Canada, most of its officers and directors are residents of Canada, that some or all of the experts named in this Prospectus are residents of Canada, and most of the assets of the Company and the assets of said persons are located outside the United States. See "Enforcement of Civil Liabilities" in this Prospectus.

NEITHER THE SEC, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

An investment in our securities involves a high degree of risk. You should carefully read the "Risk Factors" section detailed in this Prospectus.

This Prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Alexco may offer and sell securities to, or through, underwriters or dealers and also may offer and sell certain securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of such securities and will set forth the terms of the offering of such securities, the method of distribution of such securities, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the securities.

In connection with any offering of securities (unless otherwise specified in a Prospectus Supplement), other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

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The Company's common shares are listed on the Toronto Stock Exchange (the "TSX") under the symbol "AXR" and the NYSE American Stock Exchange (the "NYSE American") under the symbol "AXU". Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company's warrants or subscription receipts may be sold and you may not be able to resell any of such securities, purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus. Alexco has not authorized anyone to provide you with different information. Alexco is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under "Documents Incorporated by Reference" and "Available Information".

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars. See "Currency Presentation and Exchange Rate Information". The Company's financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with IFRS.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to "Alexco", the "Company", "we", "us" or "our" includes Alexco Resource Corp. and each of its material subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities laws (together, "forward-looking statements") concerning the Company's business plans, including, but not limited to, anticipated results and developments in Alexco's operations in future periods, planned exploration and development of its mineral properties, plans related to its business and other matters that may occur in the future.

Forward-looking statements may include, but are not limited to, statements with respect to additional capital requirements to fund further exploration and development work on the Company's properties, future remediation and reclamation activities, future mineral exploration, the estimation of mineral reserves and mineral resources, the realization of mineral reserve and mineral resource estimates, future mine construction and development activities, future mine operation and production, the timing of activities, the amount of estimated revenues and expenses, the success of exploration activities and permitting time lines. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", "anticipates", "plans", "estimates", "intends", "strategy", "goals", "objectives" or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be "forward-looking statements".

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Forward-looking statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and certain assumptions that management believes are reasonable at the time they are made. In making the forward-looking statements in this Prospectus, the Company has applied several material assumptions, including, but not limited to, the assumption that: (1) additional financing needed for further exploration and development work on the Company's properties will be available on reasonable terms; (2) the proposed development of its mineral projects will be viable operationally and economically and proceed as planned; (3) market fundamentals will result in sustained silver, gold, lead and zinc demand and prices, and such prices will be materially consistent with or more favorable than those anticipated in the PEA (as defined under "Summary Description of Business – Mining Business"); (4) the actual nature, size and grade of its mineral resources are materially consistent with the resource estimates reported in the supporting technical reports; (5) labor and other industry services will be available to the Company at prices consistent with internal estimates; (6) the continuances of existing and, in certain circumstances, proposed tax and royalty regimes; and (7) that other parties will continue to meet and satisfy their contractual obligations to the Company. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking information to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

Financial outlook information about potential future cash flows contained in this Prospectus or in a document incorporated by reference is based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information currently available. Readers are cautioned that any such financial outlook information should not be used for purposes other than for which it is disclosed.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	commodity price fluctuations including future prices of silver, gold, lead and zinc;

•	risks related to the Company's ability to finance the development of its mineral properties;

•	risks related to the Company's ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

•	the risk that permits and governmental approvals necessary to develop and operate mines on the Company's properties will not be available on a timely basis or at all;

•	uncertainty of capital costs, operating costs, production and economic returns;

•	the Company's need to attract and retain qualified management and technical personnel;

•	uncertainty of production at the Company's mineral exploration properties;

•	risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of the Company's mineral deposits;

•	mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in development, construction or production;

•	risks related to governmental regulation, including environmental regulation;

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•	risks related to reclamation activities on the Company's properties;

•	uncertainty related to title to the Company's mineral properties;

•	uncertainty related to unsettled aboriginal rights and title in the Yukon Territory;

•	the Company's history of losses and expectation of future losses;

•	uncertainty as to the Company's ability to acquire additional commercially mineable mineral rights;

•	variations in interest rates and foreign exchange rates; and

•	increased competition in the mining industry.

This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements and new risk factors may emerge from time to time. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading "Risk Factors" and elsewhere in this Prospectus. Readers should also carefully consider the matters discussed in the documents incorporated by reference into this Prospectus, including the Annual Information Form, Annual MD&A and Interim MD&A, as defined below. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company's ability to control or predict.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and such beliefs, expectations and opinions are subject to change after such date. The Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management's beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE AND RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. As used herein, the terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission's Industry Guide 7 ("SEC Industry Guide 7") under the United States Securities Act of 1933, as amended. Under SEC Industry Guide 7 standards, mineralization cannot be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally extracted at the time the reserve determination is made. As applied under SEC Industry Guide 7, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and the primary environmental analysis or report must be filed with the appropriate governmental authority.

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In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information concerning mineral deposits contained in this Prospectus and the documents incorporated by reference herein may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts set forth in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to Canadian dollars, CDN$ or $ are to the currency of Canada. References to US dollars or US$ are to the currency of the United States.

The following table sets out, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in US dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period based on the daily rate as reported by the Bank of Canada:

	Period from January 1, 2018 to June 30, 2018		Year Ended December 31
			2017		2016
Highest rate during period	US$	0.7513	US$	0.7276	US$	0.6854
Lowest rate during period	US$	0.8138	US$	0.8245	US$	0.7972
Average rate during period	US$	0.7827	US$	0.7701	US$	0.7548
Rate at the end of period	US$	0.7594	US$	0.7971	US$	0.7448

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The average exchange rate is calculated using the average of the daily rate on the last business day of each month during the applicable fiscal year or interim period. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned not to assume that the exchange rates presented here are necessarily indicative of future exchange rates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in British Columbia, Alberta, Ontario, Saskatchewan and Manitoba (the "Commissions"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Alexco at Suite 1225, Two Bentall Centre, 555 Burrard Street, Box 216, Vancouver, British Columbia, V7X 1M9, Canada, Telephone: (604) 633-4888 and are also available electronically on SEDAR which can be accessed electronically at www.sedar.com.

The following documents of the Company, which have been filed with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.	the management information circular of Alexco dated April 25, 2018 prepared in connection with Alexco's annual general meeting of shareholders held on June 7, 2018 (the "Information Circular"), filed on SEDAR on April 30, 2018;

b.	the unaudited interim condensed consolidated financial statements of Alexco for the six months ended June 30, 2018 and 2017 (the "Interim Financial Statements"), together with the notes thereto and related management's discussion and analysis (the "Interim MD&A"), filed on SEDAR on August 13, 2018;

c.	the amended and restated annual information form of Alexco (the "Annual Information Form") for the year ended December 31, 2017, filed on SEDAR on September 21, 2018;

d.	the audited consolidated financial statements of Alexco for the year ended December 31, 2017, together with the notes thereto and the auditors' report thereon and related management's discussion and analysis (the "Annual MD&A"), filed on SEDAR on March 14, 2018;

e.	material change report dated March 5, 2018 in respect of the Company entering into a definitive credit agreement with Sprott Private Resource Lending (Collector), LP to provide a US$15 million credit facility, filed on SEDAR on March 5, 2018 (the "March 5, 2018 Material Change Report");

f.	material change report dated June 14, 2018 in respect of the bought deal offering of 4,703,000 flow-through common shares of the Company (the "June 2018 Offering") announced on June 4, 2018 and completed on June 13, 2018, filed on SEDAR on June 14, 2018 (the "June 14, 2018 Material Change Report"); and

g.	material change report dated June 20, 2018 in respect of the acquisition of Contango Strategies Ltd. ("Contango") by a wholly-owned subsidiary of the Company, filed on SEDAR on June 20, 2018 (the "June 20, 2018 Material Change Report").

Any annual information form, material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus.

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In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed furnished on Form 6-K or Form 8-K, only to the extent specifically stated therein)

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be delivered to prospective purchasers of such securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder.

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SUMMARY DESCRIPTION OF BUSINESS

As used in this Prospectus, the terms "we", "us", "our", "Alexco" and "the Company" refer to Alexco Resource Corp. and its subsidiaries unless the context otherwise requires.

The Company was incorporated under the Business Corporations Act (Yukon) on December 3, 2004 under the name "Alexco Resource Corp.", and on December 28, 2007, the Company was continued into British Columbia under the Business Corporations Act (British Columbia).

The Company's head office is located at Suite 1225, Two Bentall Centre, 555 Burrard Street, Box 216, Vancouver, British Columbia, V7X 1M9, and its registered and records office is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5. The Company's common shares are listed for trading on the TSX under the symbol "AXR" and the NYSE American under the symbol "AXU".

The following chart depicts the Company's corporate structure together with the jurisdiction of incorporation of each of the Company's subsidiaries. All ownership of each subsidiary is 100%.

General

The Company operates two principal businesses: a mining business, comprised of mineral exploration and mine development and operation in Canada, primarily in the Yukon Territory; and an environmental services business, providing consulting, remediation solutions and project management services in respect of environmental permitting and compliance and site remediation, in Canada, the United States and elsewhere.

Mining Business

The Company's principal mining business activities are currently being carried out within the Keno Hill District in the Yukon Territory. The Keno Hill District (the "District") is a silver mining region in Canada, encompassing over 35 former mines that produced variously from approximately 1918 through 1988.

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The Company's mineral property holdings within the District cover certain geological areas which host silver mineralization, including historic producing former mines and most of the other mineral occurrences. In addition to the deposits described below that are within the District as detailed in the independent technical report dated March 29, 2017 with an effective date of January 3, 2017, as amended September 14, 2018, prepared by Roscoe Postle Associates Inc. entitled "Technical Report, Preliminary Economic Assessment of the Keno Hill Silver District Project, Yukon Territory, Canada" (the "PEA") was filed and is available on SEDAR under the Company's profile at www.sedar.com, the Company holds several other less advanced property interests within the District, including but not limited to the Silver King, Elsa, Husky, Sadie Ladue and McQuesten properties, as well as the separate Elsa Tailings Property, which potentially could become material properties depending on the results of exploration programs the Company may carry out on them in the future. Other non-material mineral property interests of the Company include Harlan properties in the Yukon, and certain net smelter return royalties in respect of the Brewery Creek, Ida-Oro (formerly Klondike) and Sprogge properties in the Yukon and the Telegraph Creek, Iskut River, Kiniskan Lake and Manson Creek properties in British Columbia.

The documents incorporated by reference herein, including the Annual Information Form, contain further details regarding the business of Alexco. See "Documents Incorporated by Reference".

Environmental Services

The Company's environmental services division, Alexco Environmental Group ("AEG"), is in the business of managing risk and unlocking value at mature, closed or abandoned sites through integration and implementation of the Company's core competencies, which include management of environmental services, implementation of innovative treatment technologies, execution of site reclamation and closure operations, and, if appropriate, rejuvenation of exploration and development activity. The Company's principal markets for these services are in Canada, the United States and the Americas, with the Canadian market serviced primarily through the Company's wholly-owned subsidiaries, Alexco Environmental Group Inc. ("AEG Canada"), Elsa Reclamation & Development Company Ltd. ("ERDC") and Contango, the U.S. market through Alexco Water and Environment Inc. ("AWE"), and the balance of the Americas through either AEG Canada, AWE or Contango. The Company provides its services to a range of industrial sectors, but with a particular focus on current and former mine sites.

The Company offers its clients a combination of environmental remediation expertise in the area of site reclamation and closure, an ability to manage complex permitting and regulatory programs on a turnkey basis, and strong operations management. In addition, the Company seeks to strategically leverage off its environmental services group, accessing opportunities to enhance asset value through effective liability risk management and efficient site operations. This is accomplished through unlocking potential exploration and development opportunities at contaminated or abandoned sites through cost effective and responsible environmental remediation and liability transfer.

The Company executes its environmental services business plan by using and applying the intellectual property assets, including its patents, and the specialized skill sets and knowledge it maintains in-house. While there are a significant number of firms providing environmental services in North America, these assets, skill sets and knowledge provide Alexco with a competitive advantage. Consolidated revenue from environmental services for the year ended December 31, 2017 totaled $10,732,000, compared to $11,361,000 in 2016, all of which was derived from services provided to external unrelated parties. During the year ended December 31, 2017, the Company recorded revenues from three customers representing 10% or more of total environmental services revenue, in the amounts of $3,419,000, $1,702,000 and $1,473,000. During 2016, AEG had three customers representing 10% or more of total revenue, in the amounts of $3,220,000, $3,044,000 and $1,746,000. AEG's largest single customer is the Government of Canada, with a substantial component of Government revenues earned from the Government of Canada's Indian and Northern Affairs Canada. Consolidated revenue from environmental services for the six month period ended June 30, 2018 totaled $6,309,000 which was derived from sales to external unrelated parties. During the six month period ended June 30, 2018, the Company recorded revenues from two customers representing 10% or more of total environmental services revenue, in the combined amount of $3,724,000.

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The documents incorporated by reference herein, including the Annual Information Form, contain further details regarding the business of Alexco. See "Documents Incorporated by Reference."

Recent Developments

Appointment of New Director

Subsequent to the filing of the Annual Information Form, Alexco appointed Karen McMaster as an additional director of the Company. Information regarding Ms. McMaster's occupation and security holdings as at the date of this Prospectus are set out below:

Name and Jurisdiction of Residence	Office or Position Held	Principal Occupation During the Past Five Years	Previous Service as a Director	Securities Beneficially Owned, Controlled or Directed, Directly or Indirectly
Karen McMaster British Columbia, Canada	Director

Since 2003, Ms. McMaster, BA, LLB, MBA has worked as an independent consultant focusing on strategic and economic development of organizations including risk assessment, contract management, environmental, health and safety excellence, governance and capacity building at the community level.

Ms. McMaster's positions have included in-house legal counsel and investor relations advisor for Caledonia Mining Corporation, in-house legal counsel for Rio Algom Limited, senior internal auditor for BHP Billiton PLC and operations leader for the Alaska Highway Aboriginal Pipeline Coalition in the Yukon.

			Since April 11, 2018	2,308 common shares

Change in accounting policies January 1, 2018

The Company has adopted IFRS 9 Financial Instruments and IFRS 15 Revenue from Contracts with Customers as at January 1, 2018. In light of the changes to the revenue standard to IFRS 15, management has changed their accounting policy under IFRS 6 Exploration for and Evaluation of Mineral Properties for the partial distribution of a mineral interest. For the impact of the retrospective application of these changes in accounting policies see note 4 of the Interim Financial Statements (as defined above under the heading "Documents Incorporated by Reference").

Offering of Flow-Through common shares

On June 14, 2018, the Company completed an offering, on a bought deal basis, of 4,703,000 flow-through common shares at a blended price of approximately $1.92 per share for gross proceeds of $9,041,150. The securities issued under the offering were comprised of (i) 966,500 flow-through shares with respect to "Canadian exploration expenses" issued at $2.05 per share; (ii) 1,736,500 flow-through shares with respect to "Canadian exploration expenses" that also qualify as "flow-through mining expenditures" issued at $2.05 per share; and (iii) 2,000,000 flow-through shares with respect to "Canadian development expenses" issued at $1.75 per share, as described in the June 14, 2018 Material Change Report (see "Documents Incorporated by Reference").

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Acquisition of Contango Strategies Ltd.

On June 15, 2018 the Company's wholly owned subsidiary, Alexco Environmental Group Holdings Inc. ("AEG Holdings"), completed the acquisition of Contango, a private company based in Saskatoon, Saskatchewan. AEG Holdings acquired 100% of the outstanding common shares of Contango in exchange for consideration of $1,388,000 comprising $971,600 in cash and 237,999 common shares of Alexco at a value of $416,400. The common shares were valued at $1.75 per share using the market price on the date of issuance. Settlement of the consideration is in two tranches with $1,018,000 (comprising $601,600 in cash and $416,400 in Alexco common shares) paid on closing with the remaining $370,000 cash payment to be made on the first anniversary of the closing of the transaction.

Updated Mineral Resource Estimate for the Bermingham Deposit

On September 20, 2018, the Company announced an updated mineral resource estimate for the Bermingham deposit, located within the District. A detailed mineral resource estimate by vein and zone was prepared by SRK Consulting (Canada) Inc. ("SRK") and is summarized below:

								Average	Average	Average	Average
		Volume		Total Ag	Total Au	Total Pb	Total Zn	Grade Ag	Grade Au	Grade Pb	Grade Zn
Mineral Resource Category		(m3)	Tonnes	(oz)	(oz)	(lbs)	(lbs)	(g/t)	(g/t)	(%)	(%)

INDICATED

	Bear	19,000	54,750	592,400	100	800,500	559,700	336	0.05	0.7	0.5
Arctic	Bermingham Main	142,600	428,400	7,656,300	1,500	9,484,400	13,045,700	556	0.11	1	1.4
	Footwall	87,500	277,700	6,046,100	1,200	11,543,900	7,210,600	677	0.14	1.9	1.2
	West Dipper	8,000	24,600	666,600	90	769,800	653,800	843	0.11	1.4	1.2
	Bear	59,100	189,450	8,442,200	1,130	15,665,400	5,352,350	1,386	0.18	3.8	1.3
Bear	Bermingham Main	22,500	70,200	1,186,500	280	1,206,400	1,888,400	525	0.12	0.8	1.2
	Footwall	71,700	217,400	3,835,800	900	6,136,300	5,884,300	549	0.13	1.3	1.2
Etta	Bermingham Main	43,000	133,600	2,065,800	300	6,054,700	5,143,000	481	0.07	2.1	1.7
	Footwall	57,100	168,600	1,713,700	350	4,508,800	6,588,300	316	0.06	1.2	1.8
North East	Bear	9,900	29,700	601,000	120	947,550	1,666,750	629	0.12	1.4	2.5
	Bermingham Main	19,850	57,100	543,900	150	773,650	697,300	297	0.08	0.6	0.6

TOTAL INDICATED		540,250	1,651,500	33,350,300	6,120	57,891,400	48,690,200	628	0.12	1.6	1.3

INFERRED

	Bear	19,800	59,000	676,450	130	1,413,750	805,900	357	0.07	1.1	0.6
Arctic	Bermingham Main	20,360	62,000	1,117,200	300	1,012,900	2,267,800	560	0.15	0.7	1.7
	Footwall	60,400	190,900	2,827,400	800	4,240,300	1,324,200	461	0.13	1	0.3
	West Dipper	800	2,350	33,250	5	26,900	22,800	441	0.07	0.5	0.4
	Bear	38,050	120,900	3,167,000	500	4,179,950	1,582,200	815	0.13	1.6	0.6
Bear	Bermingham Main	950	3,000	19,100	5	15,600	107,600	197	0.06	0.2	1.6
	Footwall	7,100	22,100	195,850	75	484,850	254,550	276	0.11	1	0.5
Etta	Bermingham Main	290	850	6,100	0	7,400	15,700	221	0.05	0.4	0.8
	Footwall	27,100	78,000	686,900	175	792,850	2,741,100	274	0.07	0.5	1.6
North East	Bear	23,750	72,350	1,673,750	300	2,178,350	2,428,200	720	0.13	1.4	1.5
	Bermingham Main	1,800	5,100	35,700	10	61,050	67,950	217	0.07	0.5	0.6

TOTAL INFERRED		200,400	616,550	10,438,700	2,300	14,413,900	11,618,000	526	0.12	1.1	0.9

Notes:

1.	The effective date of this mineral resource estimate is September 17, 2018.
2.	Mineral resources are not mineral reserves and do not have demonstrated economic viability. All numbers have been rounded to reflect the relative accuracy of the estimates.
3.	Reported at a contained metal value cut-off grade of CAD $185.00/t (US$0.80=C$1) using consensus long term metal prices (US$) and recoveries (Ag US$20.80/oz, recovery 96%; Pb US$1.10/lb, recovery 97%; Zn US$1.20/lb, recovery 88%; Au US$1,450/oz, recovery 72%).
4.	Ag grades capped at 4,200 g/t; Zn capped at 6.5%; Pb capped at 6.0% for the Bermingham vein.
5.	Ag grades capped at 13,000 g/t, Zn capped at 12% and Pb capped at 33% for the Bear vein.
6.	Ag grades capped at 3,500 g/t, Zn capped at 8.5% and Pb capped at 13% for the Bermingham Footwall vein.

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7.	Ag grades capped at 3,600 g/t, Zn capped at 5.0% and Pb capped at 7.5% for the West Dipper vein.
8.	Table numbers may not add up due to rounding.

As a result of exploration work conducted in 2017 and 2018, the Bermingham indicated mineral resources have expanded from 17.3 million ("M") ounces to 33.3 M ounces of contained silver at an average silver grade of 628 grams per tonne ("g/t"), while inferred mineral resources have increased from 5.5 M ounces to 10.4 M ounces of contained silver at an average silver grade of 526 g/t. The updated mineral resource estimate was prepared by SRK and a comparison to the prior mineral resource estimate is outlined below:

		Resource Estimates
Category		September 17, 2018	January 3, 2017
INDICATED
Tonnes	(t)	1,651,500	858,000
Silver Grade	(g/t)	628 g/t	628 g/t
Total Silver	(ounces)	33,350,300	17,324,000
Lead	(%)	1.6%	2.4%
Zinc	(%)	1.3%	1.7%
Gold	g/t	0.12 g/t	0.10 g/t
INFERRED
Tonnes	(t)	616,550	220,000
Silver Grade	(g/t)	526 g/t	770 g/t
Total Silver	(ounces)	10,438,700 ounces	5,446,000 ounces
Lead	(%)	1.1%	2.1%
Zinc	(%)	0.9%	2.2%
Gold	g/t	0.12 g/t	0.20 g/t

With the addition to the silver mineral resource at Bermingham, Alexco's District-wide indicated mineral resources at Keno Hill increased by approximately 24% from 67.9 M ounces to 84.0 M ounces of contained silver. Similarly, district-wide inferred mineral resources increased by 28% to 23.0 M ounces of contained silver. Although the Company has determined that the updated mineral resource above is not a material change, the Company has included this mineral resource update to ensure that this Prospectus is current and complete.

RISK FACTORS

An investment in any securities of the Company is speculative and involves a high degree of risk due to the nature of Alexco's business and the present stage of development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company's future business, financial condition, results of operations and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. Before deciding to invest in any securities, investors should consider carefully the risk factors set tout below, those contained in the section entitled "Cautionary Note Regarding Forward-Looking Statements" above, those contained in the documents incorporated by reference in this Prospectus and those described in any Prospectus Supplement, including those described in the Company's historical consolidated financial statements, the related notes thereto and the Company's Annual Information Form.

The following risk factors, as well as risks not currently known to the Company or that the Company currently deems to be immaterial, could materially adversely affect the Company's future business, financial condition, results of operations earnings and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. While the significant risk factors which the Company believes it faces are discussed below, they do not comprise a definitive list of all risk factors related to the Company's business and operations.

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Loss of Investment

An investment in the offered securities is suitable only for those investors who are willing to risk a loss of some or all of their investment and who can afford to lose some or all of their investment.

Negative Cash Flow From Operating Activities

The Company has not yet consistently achieved positive operating cash flow, and there are no assurances that the Company will not experience negative cash flow from operations in the future. The Company has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects. Such future losses could have an adverse effect on the market price of the Company's common shares, which could cause investors to lose part or all of their investment.

Forward-Looking Statements May Prove Inaccurate

Investors are cautioned not to place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or contribute to the possibility that predictions, assumptions and uncertainties are found in the Prospectus under the heading "Cautionary Note Regarding Forward-Looking Statements".

Dilution

The Company expects to require additional funds to finance its growth and development strategy. If the Company elects to raise additional funds by issuing additional equity securities, such financing may substantially dilute the interests of the Company's shareholders. The Company may also issue additional common shares in the future pursuant to existing and new agreements in respect of its projects or other acquisitions and pursuant to existing securities of the Company.

Exploration, Evaluation and Development

Mineral exploration, evaluation and development involves a high degree of risk and few properties which are explored are ultimately developed into producing mines. With respect to Alexco's properties, should any ore reserves exist, substantial expenditures will be required to confirm ore reserves which are sufficient to commercially mine, and to obtain the required environmental approvals and permitting required to commence commercial operations. Should any mineral resource be defined on such properties there can be no assurance that the mineral resource on such properties can be commercially mined or that the metallurgical processing will produce economically viable and saleable products. The decision as to whether a property contains a commercial mineral deposit and should be brought into production will depend upon the results of exploration programs and/or technical studies, and the recommendations of duly qualified engineers and/or geologists, all of which involves significant expense. This decision will involve consideration and evaluation of several significant factors, including but not limited to: (1) costs of bringing a property into production, including exploration and development work, preparation of appropriate technical studies and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the minerals to be produced; (5) environmental compliance regulations and restraints (including potential environmental liabilities associated with historical exploration activities); and (6) political climate and/or governmental regulation and control.

The ability of Alexco to sell, and profit from the sale of any eventual production from any of Alexco's properties will be subject to the prevailing conditions in the marketplace at the time of sale. Many of these factors are beyond the control of Alexco and therefore represent a market risk which could impact the long term viability of Alexco and its operations.

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Figures for Alexco's Resources are Estimates Based on Interpretation and Assumptions and May Yield Less Mineral Production Under Actual Conditions than is Currently Estimated

In making determinations about whether to advance any of its projects to development, Alexco must rely upon estimated calculations as to the mineral resources and grades of mineralization on its properties. Until ore is actually mined and processed, mineral resources and grades of mineralization must be considered as estimates only. Mineral resource estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. Alexco cannot be certain that:

•	reserve, resource or other mineralization estimates will be accurate; or

•	mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital. Alexco's resource estimates have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for silver, gold, lead, zinc and other commodities may render portions of Alexco's mineralization uneconomic and result in reduced reported mineral resources.

Amendments to Silver Purchase Agreement with Wheaton

The March 29, 2017 amendments to the Silver Purchase Agreement (the "Amended SPA") with Wheaton Precious Metals Corp. ("Wheaton") require that, to satisfy the completion test under the Amended SPA, the Company will need to recommence operations on the KHSD Property and operate the mine and mill at 400 tonnes per day on or before December 31, 2019. If the completion test is not satisfied by
December 31, 2019, the outcome could materially adversely affect the Company as it would be required to pay a capacity related refund to Wheaton in the maximum amount of US$8.8 million. The Company would need to raise additional capital to finance the capacity related refund and there is no guarantee that the Company will be able to raise such additional capital. In the event that the Company cannot raise such additional capital, the Company will default under the terms of the Amended SPA.

Keno Hill District

While Alexco has conducted exploration activities in the Keno Hill District, further review of historical records and additional exploration and geological testing will be required to determine whether any of the mineral deposits it contains are economically recoverable. There is no assurance that such exploration and testing will result in favourable results. The history of the Keno Hill District has been one of fluctuating fortunes, with new technologies and concepts reviving the District numerous times from probable closure until 1989, when it did ultimately close down for a variety of economic and technical reasons. Many or all of these economic and technical issues will need to be addressed prior to the commencement of any future production on the Keno Hill properties.

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Mining Operations

Decisions by Alexco to proceed with the construction and development of mines are based on development plans which include estimates for metal production and capital and operating costs. Until completely mined and processed, no assurance can be given that such estimates will be achieved. Failure to achieve such production and capital and operating cost estimates or material increases in costs could have an adverse impact on Alexco's future cash flows, profitability, results of operations and financial condition. Alexco's actual production and capital and operating costs may vary from estimates for a variety of reasons, including: actual resources mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the mineable resources, such as the need for sequential development of resource bodies and the processing of new or different resource grades; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods and earthquakes; and unexpected labour shortages or strikes. Costs of production may also be affected by a variety of factors, including changing waste ratios, metallurgical recoveries, labour costs, commodity costs, general inflationary pressures and currency rates. In addition, the risks arising from these factors are further increased while any such mine is progressing through the ramp-up phase of its operations and has not yet established a consistent production track record.

Furthermore, mining operations at the Bellekeno mine project were suspended as of early September 2013 as a result of sharp and significant declines in precious metals prices during the second quarter of 2013. Re-start of mining operations is dependent on a number of factors, including sufficient improvement in silver markets and the effectiveness of cost structure reduction measures, and the uncertainties around the achievement of these factors are significant.

Employee Recruitment and Retention

Recruitment and retention of skilled and experienced employees is a challenge facing the mining sector as a whole. During the late 1990s and early 2000s, with unprecedented growth in the technology sector and an extended cyclical downturn in the mining sector, the number of new workers entering the mining sector was depressed and a significant number of existing workers departed, leading to a so-called "generational gap" within the industry. Since the mid-2000s, this factor was exacerbated by competitive pressures as the mining sector experienced an extended cyclical upturn. Additional exacerbating factors specific to Alexco include competitive pressures in labour force demand from the oil sands sector in northern Alberta and the mining and oil & gas sectors in British Columbia, and the fact that Alexco's Keno Hill District is a fly-in/fly-out operation. Alexco has experienced employee recruitment and retention challenges, particularly with respect to mill operators in 2011 and through the first three quarters of 2012. There can be no assurance that such challenges won't continue or resurface, not only with respect to the mill but in other District operational areas as well including mining and exploration. Furthermore, any restart of mining operations will necessitate the re-hiring of mine and mill personnel.

Permitting and Environmental Risks and Other Regulatory Requirements

The current or future operations of Alexco, including development activities, commencement of production on its properties and activities associated with Alexco's mine reclamation and remediation business, require permits or licenses from various federal, territorial and other governmental authorities, and such operations are and will be governed by laws, regulations and agreements governing prospecting, development, mining, production, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in the development and operation of mines and related facilities and in mine reclamation and remediation activities generally experience increased costs and delays as a result of the need to comply with the applicable laws, regulations and permits. There can be no assurance that all permits and permit modifications which Alexco may require for the conduct of its operations will be obtainable on reasonable terms or that such laws and regulations would not have an adverse effect on any project which Alexco might undertake.

Any failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions against the Company. The Company may be required to compensate those suffering loss or damage by reason of the Company's mining operations or mine reclamation and remediation activities and may have civil or criminal fines or penalties imposed upon it for violation of applicable laws or regulations.

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Amendments to current laws, regulations and permits governing operations and activities of mining companies and mine reclamation and remediation activities could have a material adverse impact on Alexco. As well, policy changes and political pressures within and on federal, territorial and First Nation governments having jurisdiction over or dealings with Alexco could change the implementation and interpretation of such laws, regulations and permits, also having a material adverse impact on Alexco. Such impacts could result in one or more of increases in capital expenditures or production costs, reductions in levels of production at producing properties or abandonment or delays in the development of new mining properties.

Environmental Services

A material decline in the level of activity or reduction in industry willingness to spend capital on mine reclamation, remediation or environmental services could adversely affect demand for AEG's environmental services. Likewise, a material change in mining product commodity prices, the ability of mining companies to raise capital or changes in domestic or international political, regulatory and economic conditions could adversely affect demand for AEG's services.

One of AEG's customers accounted for 32% of environmental services revenues in the 2017 fiscal year. The loss of, or a significant reduction in, the volume of business conducted with this customer could have a significant detrimental effect on AEG's environmental services business and the Company.

The patents which Alexco owns or has access to or other proprietary technology may not prevent AEG's competitors from developing substantially similar technology, which may reduce AEG's competitive advantage. Similarly, the loss of access to any of such patents or other proprietary technology or claims from third parties that such patents or other proprietary technology infringe upon proprietary rights which they may claim or hold would be detrimental to AEG's reclamation and remediation business and have a material adverse impact on the Company.

AEG may not be able to keep pace with continual and rapid technological developments that characterize the market for AEG's environmental services, and AEG's failure to do so may result in a loss of its market share. Similarly, changes in existing regulations relating to mine reclamation and remediation activities could require AEG to change the way it conducts its business.

AEG is dependent on the professional skill sets of its employees, some of whom would be difficult to replace. The loss of any such employees could significantly affect AEG's ability to service existing clients, its profitability and its ability to grow its business.

Potential Profitability Of Mineral Properties Depends Upon Factors Beyond the Control of Alexco

The potential profitability of mineral properties is dependent upon many factors beyond Alexco's control. For instance, world prices of and markets for gold, silver, lead and zinc are unpredictable, highly volatile, potentially subject to governmental fixing, pegging and/or controls and respond to changes in domestic, international, political, social and economic environments. Another factor is that rates of recovery may vary from the rate experienced in tests and a reduction in the recovery rate will adversely affect profitability and, possibly, the economic viability of a property. Profitability also depends on the costs of operations, including costs of labour, materials, equipment, electricity, environmental compliance or other production inputs. Such costs will fluctuate in ways Alexco cannot predict and are beyond Alexco's control, and such fluctuations will impact on profitability and may eliminate profitability altogether. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for development and other costs have become increasingly difficult, if not impossible, to project. These changes and events may materially affect the financial performance of Alexco.

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First Nation Rights and Title

The nature and extent of First Nation rights and title remains the subject of active debate, claims and litigation in Canada, including in the Yukon and including with respect to intergovernmental relations between First Nation authorities and federal, provincial and territorial authorities. There can be no guarantee that such claims will not cause permitting delays, unexpected interruptions or additional costs for Alexco's projects. These risks may have increased after the Supreme Court of Canada decision of June 26, 2014 in Tsilhqot'in Nation v. British Columbia.

Title to Mineral Properties

The acquisition of title to mineral properties is a complicated and uncertain process. The properties may be subject to prior unregistered agreements of transfer or land claims, and title may be affected by undetected defects. Although Alexco has made efforts to ensure that legal title to its properties is properly recorded in the name of Alexco, there can be no assurance that such title will ultimately be secured. As a result, Alexco may be constrained in its ability to operate its mineral properties or unable to enforce its rights with respect to its mineral properties. An impairment to or defect in Alexco's title to its mineral properties would adversely affect Alexco's business and financial condition.

Capitalization and Commercial Viability

Alexco will require additional funds to further explore, develop and mine its properties. Alexco has limited financial resources, and there is no assurance that additional funding will be available to Alexco to carry out the completion of all proposed activities, for additional exploration or for the substantial capital that is typically required in order to place a property into commercial production. Although Alexco has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that Alexco will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of its properties.

General Economic Conditions May Adversely Affect Alexco's Growth and Profitability

The unprecedented events in global financial markets since 2008 have had a profound impact on the global economy and led to increased levels of volatility. Many industries, including the mining industry, are impacted by these market conditions. Some of the impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign currency exchange and precious metal markets, and a lack of market liquidity. If the current turmoil and volatility levels continue they may adversely affect Alexco's growth and profitability. Specifically:

•	a global credit/liquidity or foreign currency exchange crisis could impact the cost and availability of financing and Alexco's overall liquidity;

•	the volatility of silver and other commodity prices would impact Alexco's revenues, profits, losses and cash flow;

•	volatile energy prices, commodity and consumables prices and currency exchange rates would impact Alexco's operating costs; and

•	the devaluation and volatility of global stock markets could impact the valuation of Alexco's equity and other securities.

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These factors could have a material adverse effect on Alexco's financial condition and results of operations.

Securities of Alexco and Dilution

To further the activities of Alexco to acquire additional properties, Alexco will require additional funds and it is likely that, to obtain the necessary funds, Alexco will have to sell additional securities including, but not limited to, its common stock and/or warrants or other form of convertible securities, the effect of which would result in a substantial dilution of the present equity interests of Alexco's shareholders.

Operating Hazards and Risks

In the course of exploration, development and production of mineral properties, certain risks, including but not limited to unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes, may occur. It is not always possible to fully insure against such risks and Alexco may decide not to insure against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Alexco.

Adverse weather conditions could also disrupt Alexco's environmental services business and/or reduce demand for Alexco's services.

Competition

Significant and increasing competition exists for mining opportunities internationally. There are a number of large established mining companies with substantial capabilities and far greater financial and technical resources than Alexco. Alexco may be unable to acquire additional attractive mining properties on terms it considers acceptable and there can be no assurance that Alexco's exploration and acquisition programs will yield any reserves or result in any commercial mining operation.

Certain of Alexco's Directors and Officers are Involved with Other Natural Resource Companies, Which May Create Conflicts of Interest from Time to Time

Some of Alexco's directors and officers are directors or officers of other natural resource or mining-related companies. These associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, Alexco may miss the opportunity to participate in certain transactions.

Alexco May Fail to Maintain Adequate Internal Control Over Financial Reporting Pursuant to the Requirements of the Sarbanes-Oxley Act.

Section 404 of the Sarbanes-Oxley Act ("SOX") requires an annual assessment by management of the effectiveness of Alexco's internal control over financial reporting. Alexco may fail to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, and Alexco may not be able to ensure that it can conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with Section 404 of SOX. Alexco's failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm Alexco's business and negatively impact the trading price or the market value of its securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Alexco's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide Alexco with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that Alexco's internal control over financial reporting will detect or uncover all failures of persons within Alexco to disclose material information otherwise required to be reported. The effectiveness of Alexco's processes, procedures and controls could also be limited by simple errors or faulty judgments. Although Alexco intends to expend substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, there is no certainty that it will be successful in complying with Section 404 of SOX.

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As a "foreign private issuer", the Company is exempt from Section 14 proxy rules and Section 16 of the Securities Exchange Act of 1934

Alexco is a "foreign private issuer" as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"). Equity securities of Alexco are accordingly exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the U.S. Exchange Act pursuant to Rule 3a12-3 of the U.S. Exchange Act. Therefore, Alexco is not required to file a Schedule 14A proxy statement in relation to the annual meeting of shareholders. The submission of proxy and annual meeting of shareholder information on Form 6-K may result in shareholders having less complete and timely information in connection with shareholder actions. The exemption from Section 16 rules regarding reports of beneficial ownership and purchases and sales of common shares by insiders and restrictions on insider trading in our securities may result in shareholders having less data and there being fewer restrictions on insiders' activities in our securities.

It may be difficult to enforce judgements or bring actions outside the United States against the Company and certain of its directors

Alexco is a Canadian corporation and certain of its directors, officers and experts are neither citizens nor residents of the United States. A substantial part of the assets of Alexco and of certain of these persons are located outside the United States. As a result, it may be difficult or impossible for an investor:

•	to enforce in courts outside the United States judgements obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and Alexco; or

•	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and Alexco.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds of any offering of securities under a Prospectus Supplement will be used for general corporate purposes, including funding potential future acquisitions and capital expenditures. More detailed information regarding the use of proceeds from a sale of securities will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company's general funds, unless otherwise stated in the applicable Prospectus Supplement.

The Company has incurred negative cash flow from operating activities for its financial year ended December 31, 2017 and the six months ended June 30, 2018. Accordingly, the majority or all of the net proceeds of any offering of securities under a Prospectus Supplement will be used to fund the proposed expenditures set out above or in the applicable Prospectus Supplement as well as other general working capital and administrative expenses which may cause the Company to continue to experience negative cash flow from its operating activities. See also "Risk Factors – Negative Cash Flow from Operating Activities".

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PRIOR SALES

The following table sets forth for the 12 month period prior to the date of this Prospectus details of the price at which securities have been issued or are to be issued by the Company, the number of securities issued at that price and the date on which the securities were issued:

Date of Issue	Type of Securities	No. of Common Shares	Issue or Exercise Price per Security	Reason for Issue
August 16, 2017	Stock Options	42,000	$1.75	Grant of Stock Options
September 22, 2017	Stock Options	10,000	$0.60	Exercise of Stock Options
October 9, 2017	Restricted Share Units	53,332	$1.89	Vesting of Restricted Share Units
November 10, 2017	Restricted Share Units	14,620	$1.61	Vesting of Restricted Share Units
November 23, 2017	Stock Options	333	$0.60	Exercise of Stock Options
December 8, 2017	Common Shares	36,810	$0.53	Exercise of Warrants
January 8, 2018	Common Shares	10,000	$1.75	Exercise of Warrants
January 24, 2018	Common Shares	4,200	$1.75	Exercise of Warrants
January 26, 2018	Stock Options	2,464,000	$2.07	Grant of Stock Options
January 29, 2018	Restricted Share Units	177,700	$2.07	Grant of Restricted Share Units
January 29, 2018	Restricted Share Units	91,035	$1.90	Vesting of Restricted Share Units
February 1, 2018	Restricted Share Units	78,336	$1.85	Vesting of Restricted Share Units
February 11, 2018	Restricted Share Units	44,998	$1.68	Vesting of Restricted Share Units
February 12, 2018	Restricted Share Units	98,333	$1.68	Vesting of Restricted Share Units
February 13, 2018	Stock Options	10,000	$0.84	Exercise of Stock Options
February 23, 2018	Warrants	1,000,000	$2.25	Credit Facility(1)
February 23, 2018	Stock Options	25,000	$0.84	Exercise of Stock Options
April 1 to 30, 2018	Common Shares	112,650	$1.75	Exercise of Warrants

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Date of Issue	Type of Securities	No. of Common Shares	Issue or Exercise Price per Security	Reason for Issue
April 16, 2018	Stock Options	30,000	$0.60	Exercise of Stock Options
April 20, 2018	Stock Options	50,000	$0.60	Exercise of Stock Options
April 20, 2018	Stock Options	166,666	$0.84	Exercise of Stock Options
May 1 to 31, 2018	Common Shares	979,601	$1.75	Exercise of Warrants
May 7, 2018	Common Shares	60,900	$1.49	Exercise of Warrants
May 10, 2018	Restricted Share Units	16,000	$1.93	Grant of Restricted Share Units
May 10, 2018	Restricted Share Units	5,334	$1.93	Vesting of Restricted Share Units
May 10, 2018	Stock Options	60,000	$1.93	Grant of Stock Options
June 14, 2018	Common Shares	966,500	$2.05	Offering of Flow-Through Shares
June 14, 2018	Common Shares	1,736,500	$2.05	Offering of Flow-Through Shares
June 14, 2018	Common Shares	2,000,000	$1.75	Offering of Flow-Through Shares
June 20, 2018	Common Shares	237,999	$1.7495	Acquisition of Contango(2)
July 30, 2018	Common Shares	10,000	$1.35	Mineral property option agreement

Notes:

(1)	Issued to Sprott Private Resource Lending (Collector), LP in consideration for providing a US$15 million credit facility (see the March 5, 2018 Material Change Report (as defined above under the heading "Documents Incorporated by Reference").
(2)	The total purchase price was $1,388,000, of which $971,600 was paid in cash and $416,400 was paid through the issuance of 237,999 common shares of Alexco.

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TRADING PRICE AND VOLUME

The common shares of Alexco are listed and posted for trading on the TSX under the symbol "AXR", and on the NYSE American under the symbol "AXU". The following tables set forth the market price range and trading volumes of Alexco's common shares on each of the TSX and NYSE American for the 12 month period prior to the date of this Prospectus:

	TSX			NYSE American
Period	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
2018
September 1 - 20	1.49	1.34	791,923	1.15	1.02	2,349,099
August	1.65	1.37	1,179,700	1.24	1.03	4,551,900
July	1.94	1.52	906,500	1.46	1.19	4,943,900
June	1.81	1.69	1,285,300	1.39	1.28	6,175,000
May	2.00	1.71	1,656,100	1.59	1.31	4,663,000
April	2.14	1.68	1,695,600	1.70	1.32	5,894,400
March	1.90	1.63	1,327,300	1.48	1.27	5,464,400
February	1.89	1.56	1,307,000	1.53	1.24	5,669,000
January	2.18	1.78	2,359,800	1.79	1.43	7,604,900
2017
December	2.08	1.59	1,360,300	1.64	1.25	5,264,000
November	1.86	1.52	2,056,400	1.48	1.17	6,283,800
October	1.95	1.41	1,921,000	1.57	1.10	5,726,500
September	2.28	1.81	1,580,900	1.85	1.45	6,701,000
August	2.19	1.66	1,139,500	1.75	1.30	5,691,200

DIVIDEND POLICY

Alexco has not declared or paid any dividends on its common shares since the date of formation. Any decision to pay dividends on common shares in the future will be made by the board of directors on the basis of the earnings, financial requirements and other conditions existing at such time.

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CONSOLIDATED CAPITALIZATION

The following table sets forth the Company's consolidated capitalization as of the dates indicated, adjusted to give effect to the material changes in the share capital of the Company since June 30, 2018, the date of the Company's financial statements most recently filed in accordance with NI 51-102. The table should be read in conjunction with the unaudited interim condensed consolidated financial statements of the Company as at and for the three and six month periods ended June 30, 2018, including the notes thereto and management's discussion and analysis thereof.

	As at June 30, 2018 $	As at June 30, 2018 After Giving Effect on a Pro Forma Basis to the Other Issuances (1) $
Common Shares	$213,128,000 (107,988,902 shares)	$213,141,500 (107,998,902 shares)
Warrants	$2,360,000	$2,360,000
Share Options and RSU's	$5,038,000	$5,038,000
Contributed Surplus	$18,807,000	$18,807,000
Accumulated Deficit	$(118,454,000)	$(118,454,000)
Accumulated Other Comprehensive Loss	$(1,482,000)	$(1,482,000)
Shareholders' Equity	$119,397,000 (2)	$119,410,500 (2)

Current Liabilities	$8,362,000	$8,362,000
Non-Current Liabilities	$5,769,000	$5,769,000
Total Liabilities	$14,131,000	$14,131,000

Notes:

(1)	Subsequent to June 30, 2018, an additional 10,000 common shares were issued pursuant to a mineral property option agreement. See "Prior Sales".

(2)	Shareholders' Equity is determined by combining common shares, warrants, share options and restricted share units, contributed surplus, accumulated deficit and accumulated other comprehensive income or loss.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The Company's authorized capital consists of an unlimited number of common shares without par value.

Common Shares

All of the Company's common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable. As at the date of this Prospectus, 107,998,902 common shares were issued and outstanding.

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Options

As of the date of this Prospectus, there were options outstanding to purchase 7,850,500 common shares of the Company at exercise prices ranging from $0.60 to $2.32 with expiry dates ranging from February 12, 2019 to May 10, 2023.

Warrants

As of the date of this Prospectus, there were warrants outstanding to purchase 1,126,174 common shares of the Company at exercise prices ranging from $2.15 to $2.25 with expiry dates ranging from May 30, 2019 to February 23, 2023.

Restricted Share Units

As of the date of this Prospectus, there were restricted share units issued and outstanding in respect of which up to 273,989 common shares of the Company may be issued in settlement thereof.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

The Company may offer common shares, warrants, subscription receipts or units with a total value of up to Cdn$50,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the securities the Company may offer. Each time the Company offers securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	original issue discount, if any;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or exchange terms, if any;

•	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States and Canadian federal income tax considerations.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

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Description of Common Shares

The Company may offer common shares, which the Company may issue independently or together with warrants or subscription receipts, and the common shares may be separate from or attached to such securities. All of the Company's common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable.

Description of Warrants

Warrants may be offered separately or together with other securities, as the case may be. Each series of warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the terms and conditions of the warrants being offered. The warrant agent will act solely as the Company's agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered under this Prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

The particular terms of each issue of warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the designation and terms of the common shares purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each warrant;

•	the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

•	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

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•	material United States and Canadian tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares issuable upon exercise of the warrants.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such warrants.

Description of Subscription Receipts

The Company may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common shares, warrants or a combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Company and an escrow agent (the "Escrow Agent"), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts the Company is offering before the issuance of such subscription receipts. In Canada, the Company will file on SEDAR a copy of any Subscription Receipt Agreement after the Company has entered into it.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular subscription receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement and the Subscription Receipt Agreement for any subscription receipts the Company offers will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of subscription receipts offered;

•	the price at which the subscription receipts will be offered;

•	the currency or currencies in which the subscription receipts will be offered;

•	the designation, number and terms of the common shares, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

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•	the conditions (the "Release Conditions") that must be met in order for holders of subscription receipts to receive for no additional consideration common shares, warrants or a combination thereof;

•	the procedures for the issuance and delivery of common shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the common shares, warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on common shares by the Company to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common shares pursuant to the terms of the Subscription Receipt Agreement);

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold common shares, warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;

•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event this Prospectus, the Prospectus Supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the subscription receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;

•	the identity of the Escrow Agent;

•	whether the subscription receipts will be listed on any exchange;

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•	material United States and Canadian federal tax consequences of owning the subscription receipts; and

•	any other terms of the subscription receipts.

The holders of subscription receipts will not be shareholders of the Company. Holders of subscription receipts are entitled only to receive common shares, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the subscription receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the subscription receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such subscription receipts.

Description of Units

The Company may issue units comprised of one or more of the other securities described in this Prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any unit agreement describing the terms and conditions of such units that Alexco is offering before the issuance of such units.

The particular terms and provisions of units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such units.

•	The particular terms of each issue of units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of units offered;

•	the price at which the units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the units are denominated;

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the number of securities that may be purchased upon exercise of each unit and the price at which and currency or currency unit in which that amount of securities may be purchased upon exercise of each unit;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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•	any other material terms, conditions and rights (or limitations on such rights) of the units.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such units.

DENOMINATIONS, REGISTRATION AND TRANSFER

The securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of debt securities pursuant to the provisions of the applicable indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the securities, but we may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of securities, we may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the securities will be held by a designated depository for its participants. The securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the securities. The interests of such holders of securities will be represented by entries in the records maintained by the participants. Holders of securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

Alexco may sell the securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the securities and the proceeds to the Company from the sale of the securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the securities offered thereby.

The securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be "at the market distributions" as defined in Canadian National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, the NYSE American or other existing markets for the securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the securities purchased pursuant thereto. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

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In connection with any offering of securities, other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company's warrants may be sold and you may not be able to resell any such securities purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the securities (excluding any common shares) will not be listed on any securities exchange. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

In connection with the sale of securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of the securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company's general funds. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of the Company's securities may subject you to tax consequences both in the United States and Canada.

Although the applicable Prospectus Supplement may describe certain Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this Prospectus by an initial investor, the Prospectus Supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your particular circumstances.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company's auditors are PricewaterhouseCoopers LLP, Chartered Professional Accountants ("PwC"), of Suite 1400, 250 Howe Street, Vancouver, British Columbia, V6C 3R8. PricewaterhouseCoopers LLP, Chartered Professional Accountants, as auditors of the Company, report that they are independent with respect to the Company within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct and within the meaning of independence under the standards of the PCAOB and SEC.

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The registrar and transfer agent for the Company's common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

EXPERTS

Names of Experts

The following persons prepared or certified a report, valuation, statement or opinion described or included in this Prospectus or a document incorporated by reference herein:

•	Torben Jensen, P.Eng. and R. Dennis Bergen, P.Eng. of Roscoe Postle Associates Inc., Jeff Austin, P. Eng of International Metallurgical and Environmental Inc., Gilles Arseneau, Ph.D., P.Geo of SRK Consulting (Canada) Inc. and David Farrow, Pr.Sci.Nat, P.Geo of Geostrat Consulting Inc. prepared the PEA described under "Summary Description of Business – Mining Business"

•	Cliff Revering, P. Eng., Principal Consultant (Geological Engineering) of SRK Consulting (Canada) Inc., completed the mineral resource estimate on the Bermingham deposit described under "Summary Description of Business – Recent Developments - Updated Mineral Resource Estimate for the Bermingham Deposit"

•	Alan McOnie, FAusIMM, Vice President, Exploration of Alexco, and Neil Chambers, P.Eng., an employee of Alexco, are responsible for certain information of a scientific or technical nature relating to Alexco's properties in this Prospectus

Interests of Experts

Based on information provided by the experts named above, other than with respect to Alan McOnie and Neil Chambers as described below, none of the experts named under "Names of Experts", when or after they prepared the statement, report or valuation, has received any registered or beneficial interests, direct or indirect, in any securities or other property of Alexco or of one of the Alexco's associates or affiliates (based on information provided to Alexco by the experts) or is or is expected to be elected, appointed or employed as a director, officer or employee of Alexco or of any associate or affiliate of Alexco.

Alan McOnie is currently an executive officer and Neil Chambers is currently an employee of Alexco, as described above. Both Alan McOnie and Neil Chambers have been granted stock options of Alexco through the course of their respective employments; however, the individual interests held by each of them throughout their respective employment terms at all times represented less than one percent of the issued and outstanding common shares of Alexco.

enforcement of judgments against foreign persons OR COMPANIES

The following persons reside outside of Canada or, in the case of companies, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction and each has appointed an agent listed below for service of process in Canada:

Name of Person	Name and Address of Agent
Clynton R. Nauman Chairman CEO & Director	Alexco Resource Corp., Suite 1225, Two Bentall Centre, 555 Burrard Street, Vancouver, British Columbia, V7X 1M9

Michael Winn Director	Alexco Resource Corp., Suite 1225, Two Bentall Centre, 555 Burrard Street, Vancouver, British Columbia, V7X 1M9

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Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) consent of the Company's auditors, PricewaterhouseCoopers LLP; (iii) consents of Torben Jensen, R. Dennis Bergen, Jeff Austin, Giles Arseneau, David Farrow, Alan McOnie and Neil Chambers; and (iv) powers of attorney from the Company's directors and officers (included on the signature pages of the registration statement).

ADDITIONAL INFORMATION

Alexco has filed with the SEC a registration statement on Form F-10 relating to the securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See "Documents Filed as Part of the Registration Statement". Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add to, update or change information contained in this Prospectus.

Alexco is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meanings of rules made under the U.S. Exchange Act, Alexco is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Alexco is not required to publish financial statements as promptly as U.S. companies.

You may read any document that we have filed with the SEC at the SEC's public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access their website at www.sec.gov for further information about the public reference room. You may read and download some of the documents we have filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities at www.sedar.com.

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ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (British Columbia). Most of the Company's directors and officers, and most of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon the Company or its directors, officers and experts who are not residents of the United States or to enforce judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed DL Services Inc. as its agent for service of process in the United States in connection suit or proceeding brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification.

The Company is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

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•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify our company’s directors and officers, and former directors, officers and alternate directors and their respective heirs and personal and other legal representatives to the greatest extent permitted by the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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EXHIBITS

See the Exhibit Index hereto which is incorporated herein by reference.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

Alexco Resource Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of the Original Registration Statement, Alexco Resource Corp. filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

(b)	Any change to the name or address of the agent for service of Alexco Resource Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Alexco Resource Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on September 21, 2018.

ALEXCO RESOURCE CORP.

By:	/s/ Clynton R. Nauman
	Name:	Clynton R. Nauman
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on September 21, 2018:

Signature	Title

/s/ Clynton R. Nauman
Clynton R. Nauman	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael Clark
Michael Clark	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael D. Winn*
Michael D. Winn	Chairman and Director

/s/ Rick Van Nieuwenhuyse*
Rick Van Nieuwenhuyse	Director

/s/ Terry Krepiakevich*
Terry Krepiakevich	Director

/s/ Richard N. Zimmer*
Richard N. Zimmer	Director

/s/ Elaine Sanders*
Elaine Sanders	Director

/s/ Karen McMaster*
Karen McMaster	Director

* By:	/s/ Michael Clark
Michael Clark, Attorney-in-Fact.
AUTHORIZED REPRESENTATIVE

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on September 21, 2018.

ALEXCO WATER AND ENVIRONMENTAL INC.

/s/ Michael Clark
Michael Clark
Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description

4.1*	Amended and Restated Annual Information Form for the year ended December 31, 2017, incorporated by reference to Exhibit 99.1 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018.

4.2*	Audited consolidated financial statements of the Registrant for the years ended December 31, 2017 and 2016 together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, incorporated by reference to Exhibits 99.2 and 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 15, 2018.

4.3*	Unaudited interim condensed consolidated financial statements of the Registrant for the six months ended June 30, 2018 and 2017, together with the notes thereto and related management’s discussion and analysis, incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant’s Report on Form 6-K furnished with the Commission on August 14, 2018.

4.4*	Management information circular dated April 25, 2018, prepared in connection with the Registrant’s annual general meeting of shareholders to be held on June 7, 2018, incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished with the Commission on May 1, 2018.

4.5*	Material change report dated March 5, 2018 in respect of the Registrant entering into a definitive credit agreement with Sprott Private Resource Lending (Collector), LP to provide a US$15 million credit facility.

4.6*	Material change report dated June 14, 2018 in respect of the bought deal offering of 4,703,000 flow-through common shares, incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished with the Commission on June 13, 2018.

4.7*	Material change report dated June 20, 2018 in respect of the acquisition of Contango Strategies Ltd., incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished with the Commission on June 18, 2018

5.1*	Consent of PricewaterhouseCoopers LLP incorporated by reference to Exhibit 99.8 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.2*	Consent of Torben Jensen, incorporated by reference to Exhibit 99.11 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.3*	Consent of R. Dennis Bergen, incorporated by reference to Exhibit 99.12 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.4*	Consent of Jeff Austin, incorporated by reference to Exhibit 99.10 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.5*	Consent of Gilles Arseneau, incorporated by reference to Exhibit 99.9 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.6*	Consent of David Farrow, incorporated by reference to Exhibit 99.13 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.7*	Consent of Alan McOnie, incorporated by reference to Exhibit 99.14 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

5.8*	Consent of Neil Chambers, incorporated by reference to Exhibit 99.15 to the Registrant’s Amended Annual Report on Form 40-F/A filed with the Commission on September 21, 2018

6.1*	Powers of Attorney (included on the signature page of the Original Registration Statement).

*	Previously filed or furnished to the Commission